Exhibit 99.1

AMETEK Announces Third Quarter Results and
Provides Fourth Quarter 2020 Guidance

BERWYN, PA, OCTOBER 29, 2020 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the third quarter ended September 30, 2020.

AMETEK’s third quarter 2020 sales were $1.13 billion, a 12% decline compared to the third quarter of 2019. Operating income in the quarter was $270.7 million and operating margins were a record 24.0%, up 40 basis points from the third quarter of 2019.

On a GAAP basis, third quarter earnings per diluted share were $0.88. Adjusted earnings in the quarter were $1.01 per diluted share, down 5% compared to the prior-year's comparable period. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.13 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.
“Our teams did an outstanding job in the third quarter, managing ongoing challenges presented by the COVID-19 pandemic while providing essential support to our customers,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We continue to prioritize our employees’ safety and well-being by taking appropriate precautions across our facilities.”

“In the midst of the pandemic, AMETEK was able to deliver record operating margins as well as EBITDA margins of 29.5%. These outstanding results reflect the flexibility of the AMETEK Growth Model and the exceptional talent and dedication of our employees,” continued Mr. Zapico. “Operating cash flow in the quarter was $310 million, resulting in excellent free cash flow conversion of 146% of net income, further strengthening our balance sheet and liquidity position, providing us tremendous flexibility to deploy capital on strategic acquisitions,” said Mr. Zapico.

Electronic Instruments Group (EIG)
EIG sales in the third quarter were $748.4 million, down 8% from the third quarter of 2019. EIG’s operating income in the quarter was $203.7 million and operating income margins were 27.2%, an increase of 30 basis points over the prior-year period.

“EIG experienced strong, broad-based sequential sales improvement in the third quarter as the global economy began its recovery from a difficult second quarter,” noted Mr. Zapico. “Despite a year-over-year decline in sales as a result of the pandemic, EIG delivered excellent operating performance with solid margin expansion in the quarter.”

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Electromechanical Group (EMG)
EMG sales in the third quarter were $378.6 million, down 18% versus last year’s third quarter. Operating income for EMG in the quarter was $84.3 million and operating income margins were 22.3%, down 10 basis points versus the same period last year.

“While EMG’s top line was impacted by the divestiture of Reading Alloys and the effects of the pandemic, EMG delivered strong operating results in the quarter through continued focus on its Operational Excellence initiatives,” commented Mr. Zapico.

2020 Outlook
“Our businesses have managed exceptionally well through the first nine months of what has certainly been an extraordinary year. We remain committed to investing in long-term, sustainable growth initiatives while reacting to the current dynamic market environment with a focus on cost and asset management,” continued Mr. Zapico. “While the pandemic continues to present uncertainty, our end markets are gradually recovering, and we are well positioned to deliver strong results.”

“Given this recovery and improved visibility across our businesses we are reinstating quarterly guidance,” said Mr. Zapico. “For the fourth quarter, we expect solid sequential improvements in sales versus the third quarter with year-over-year sales down high single digits on a percentage basis compared to last year’s fourth quarter. We anticipate fourth quarter adjusted earnings will be in the range of $1.00 to $1.04 per diluted share,” Mr. Zapico concluded.

Conference Call
AMETEK will webcast its third quarter 2020 investor conference call on Thursday, October 29, 2020, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2019 sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$1,126,942	$1,276,633	$3,341,082	$3,853,736

Cost of sales	732,705	823,262	2,226,547	2,512,722
Selling, general and administrative	123,496	152,315	384,764	461,289
Total operating expenses	856,201	975,577	2,611,311	2,974,011

Operating income	270,741	301,056	729,771	879,725

Interest expense	(21,187)	(21,308)	(66,597)	(65,436)
Other (expense) income, net	(1,479)	(5,517)	142,428	(12,521)

Income before income taxes	248,075	274,231	805,602	801,768

Provision for income taxes	43,494	53,482	154,188	161,248

Net income	$204,581	$220,749	$651,414	$640,520

Diluted earnings per share	$0.88	$0.96	$2.82	$2.79
Basic earnings per share	$0.89	$0.97	$2.84	$2.82

Weighted average common shares outstanding:
Diluted shares	231,460	229,560	230,904	229,191
Basic shares	229,576	228,041	229,254	227,493

Dividends per share	$0.18	$0.14	$0.54	$0.42

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales:
Electronic Instruments	$748,372	$815,552	$2,170,479	$2,442,710
Electromechanical	378,570	461,081	1,170,603	1,411,026
Consolidated net sales	$1,126,942	$1,276,633	$3,341,082	$3,853,736

Operating income:
Segment operating income:
Electronic Instruments	$203,749	$219,451	$534,613	$635,448
Electromechanical	84,303	103,451	245,154	303,329
Total segment operating income	288,052	322,902	779,767	938,777
Corporate administrative expenses	(17,311)	(21,846)	(49,996)	(59,052)
Consolidated operating income	$270,741	$301,056	$729,771	$879,725

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,304,838	$393,030
Receivables, net	614,773	744,760
Inventories, net	584,753	624,567
Other current assets	138,654	263,414
Total current assets	2,643,018	2,025,771

Property, plant and equipment, net	508,645	548,908
Right of use asset, net	166,728	179,679
Goodwill	4,188,754	4,047,539
Other intangibles, investments and other assets	2,926,241	3,042,662
Total assets	$10,433,386	$9,844,559

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$505,030	$497,449
Accounts payable and accruals	898,464	928,409
Total current liabilities	1,403,494	1,425,858

Long-term debt, net	2,295,810	2,271,292
Deferred income taxes and other long-term liabilities	1,029,890	1,031,917
Stockholders' equity	5,704,192	5,115,492
Total liabilities and stockholders' equity	$10,433,386	$9,844,559

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

EBITDA
Three Months Ended September 30, 2020
(In millions)

Net income	$204.6
Add (deduct):
Interest expense	21.2
Interest income	(0.3)
Income taxes	43.5
Depreciation	24.4
Amortization	38.6
EBITDA	$332.0

EBITDA Margin (EBITDA divided by net sales)	29.5%

FREE CASH FLOW
Three Months Ended September 30, 2020
(In millions)

Cash provided by operating activities	$309.7
Deduct: Capital expenditures	(10.1)
Free cash flow	$299.6

Free Cash Flow Conversion (Free cash flow divided by net income)	146%

ADJUSTED DILUTED EARNINGS PER SHARE
			Forecasted
			Diluted Earnings Per Share
	Diluted Earnings Per Share		Three Months Ended
	Three Months Ended		December 31,
	September 30,	September 30,	Low	High
	2020	2019	2020	2020

Diluted earnings per share (GAAP)	$0.88	$0.96	$0.87	$0.91
Pretax amortization of acquistion-related intangible assets	0.17	0.13	0.17	0.17
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.03)	(0.04)	(0.04)
Adjusted Diluted earnings per share (Non-GAAP)	$1.01	$1.06	$1.00	$1.04

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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